Exhibit 10.1

EXECUTION COPY

MASTER AGREEMENT

dated July 7, 2009

among

GENWORTH FINANCIAL, INC.

and

GENWORTH FINANCIAL MORTGAGE INSURANCE COMPANY CANADA

and

GENWORTH MI CANADA INC.

and

BROOKFIELD LIFE ASSURANCE COMPANY LIMITED

i

TABLE OF CONTENTS

(continued)

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This Master Agreement, dated July 7, 2009 (this “Agreement”), is made by and among GENWORTH FINANCIAL, INC., a corporation existing under the laws of the State of Delaware (together with its Affiliates, “Genworth Financial”), GENWORTH FINANCIAL MORTGAGE INSURANCE COMPANY CANADA, a corporation existing under the laws of Canada (“GFMICC”), GENWORTH MI CANADA INC. (“Genworth Canada”; and, together with GFMICC and their respective Affiliates, collectively, “Genworth Mortgage Insurance Canada”), and BROOKFIELD LIFE ASSURANCE COMPANY LIMITED, a corporation existing under the laws of Bermuda (“Brookfield”).

RECITALS

A. Genworth Canada is undertaking an initial public offering (the “Initial Public Offering”) of its common shares pursuant to a prospectus filed with Canadian securities regulatory authorities.

B. Genworth Financial and Genworth Mortgage Insurance Canada have entered into this Agreement and the other IPO Agreements (as defined below) to set out certain key provisions relating to the separation of Genworth Financial and Genworth Mortgage Insurance Canada and their continuing arrangements following the completion of the Initial Public Offering (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that, for the sole purpose of defining the benefits and obligations of the parties pursuant to this Agreement and the other IPO Agreements, and without affecting or intending to affect in any way the definition or characterization, for any purpose, of the parties’ relationship at law or with respect to any third party (including, without limitation, pursuant to any Vendor Agreement), from and after the Closing Date, each of Genworth Canada and its direct and indirect Subsidiaries shall be deemed not to be an Affiliate of Genworth Financial, Inc. or any of its direct and indirect Subsidiaries (other than Genworth Canada and its direct and indirect Subsidiaries), and vice versa. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario or New York, NY are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Lines” means the Genworth Financial Business Lines and the Genworth Mortgage Insurance Canada Business Lines.

“Closing Date” means the date on which the Closing takes place.

“Cross License” means the Intellectual Property Cross License in substantially the form attached hereto as Exhibit B, dated as of the date hereof, entered into concurrently herewith by and between Genworth Financial, Inc., Genworth Canada and GFMICC.

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)	any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Holdings I” means Genworth Canada Holdings I Limited.

“Holdings II” means Genworth Canada Holdings II Limited.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States, Canada or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute application of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations, (v) trade secrets, (vi) intellectual property rights arising from or in respect of Technology, and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (vi) above.

“IPO Agreements” means this Agreement, the Transition Services Agreement, the Cross License, the Registration Rights Agreement, the Shareholder Agreement, and the Transitional Trade-Mark License.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information about an identifiable individual that is provided to or obtained by either party.

“Pre-Closing Transfers” means the transfers by Brookfield of all issued and outstanding shares of each of Holdings I and Holdings II to Genworth Canada in exchange for newly issued common shares in the capital of Genworth Canada, which transfers shall occur prior to the Closing Date.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as
Exhibit C, dated as of the date hereof, entered into concurrently herewith by and between Brookfield and Genworth Canada.

“Shareholder Agreement” means the Shareholder Agreement in substantially the form attached hereto as Exhibit D, dated as of the date hereof, entered into concurrently herewith by and among Genworth Financial, Inc., Brookfield and Genworth Canada.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as
Exhibit A, entered into concurrently herewith among Genworth Financial, Genworth Canada and GFMICC.

“Transitional Trade-Mark License” means the Transitional Trade-Mark License Agreement in substantially the form attached hereto as Exhibit E, dated as of the date hereof, entered into concurrently herewith by and among Genworth Financial, Inc., Genworth Mortgage Holdings, LLC, Genworth Canada and GFMICC.

“Trigger Date” means the first date on which Genworth Financial ceases to beneficially own (excluding for such purposes shares of Genworth Mortgage Insurance Canada beneficially owned by Genworth Financial but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of or in Genworth Financial being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Mortgage Insurance Canada) more than fifty percent (50%) of the outstanding common shares of Genworth Canada.

SECTION 1.02 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections or agreements indicated.

Term	Section
Acquiring Party	Section 2.01(d)
After-Tax Basis	Section 6.06(c)
Agreement	Preamble
Closing	Recitals
Competitive Business	Section 2.01(d)
CPR	Section 7.03(a)
CPR Arbitration Rules	Section 7.03(a)
Dispute	Section 7.01(a)
GE	Schedule A
Genworth Financial	Preamble
Genworth Financial Business Line	Section 2.01(b)
Genworth Financial Confidential Information	Section 5.01(b)
Genworth Financial Disclosure Portions	Section 6.02(d)
Genworth Financial Indemnified Parties	Section 6.02
Genworth Mortgage Insurance Canada	Preamble
Genworth Mortgage Insurance Canada Business Line	Section 2.01(a)(ii)
Genworth Mortgage Insurance Canada Confidential Information	Section 5.01(a)
Genworth Mortgage Insurance Canada Indemnified Parties	Section 6.04
Indemnified Party	Section 6.06(a)
Indemnifying Party	Section 6.06(a)
Indemnity Payment	Section 6.06(a)
Initial Public Offering	Recitals
Non-Acquiring Party	Section 2.01(d)(ii)
Non-arbitral Dispute	Section 7.01(b)
Representatives	Section 5.01(a)
Restricted Period	Section 2.01(a)
ROFR	Section 2.01(d)(ii)
Sales Taxes	Section 8.07(c)
Services	Transition Services Agreement
Taxes	Section 8.07(a)
Technology	Transition Services Agreement

Term	Section
Third Party Claim	Section 6.07(a)
Transaction	Section 2.01(d)
Vendor Agreement	Transition Services Agreement

ARTICLE II

RESTRICTIVE COVENANTS AND EMPLOYEE MATTERS

SECTION 2.01 Non-Competition.

(a) Genworth Financial shall not, from the Closing Date until two years after the date on which Genworth Financial ceases to own at least one-third of the outstanding common shares in Genworth Canada (the “Restricted Period”), directly or indirectly, engage or invest in, own, manage, operate, finance, use or license any other Person to use any Restricted Genworth Mortgage Insurance Canada Intellectual Property (as defined in the Cross License) in connection with, or control or participate in the ownership, management, operation or control of:

(i)	any mortgage insurance business in Canada; or

(ii)	any line of business in a jurisdiction where Genworth Mortgage Insurance Canada is licensed to conduct, or has local employees dedicated to, such line of business at the time Genworth Financial wishes to commence or engage in such line of business in such jurisdiction (each such line of business and the Canadian mortgage insurance business being referred to herein as a “Genworth Mortgage Insurance Canada Business Line”).

(b) Genworth Mortgage Insurance Canada shall not, at any time during the Restricted Period, directly or indirectly, engage or invest in, own, manage, operate, finance, use or license any other Person to use any Restricted Genworth Financial Intellectual Property (as defined in the Cross License) in connection with, or control or participate in the ownership, management, operation or control of any line of business (other than the mortgage insurance business in Canada) in a jurisdiction where Genworth Financial is licensed to conduct, or has local employees dedicated to, such line of business at the time Genworth Mortgage Insurance Canada wishes to commence or engage in such line of business in such jurisdiction (each such line of business being referred to herein as a “Genworth Financial Business Line”).

(c) Nothing contained in this Article II shall prevent either party or its Affiliates from directly or indirectly owning up to an aggregate of five percent (5%) of any class of securities of any Person whose securities are listed or posted for trading on any stock exchange or market, provided that neither such party nor any of its Affiliates has any direct involvement in the management of such Person and/or such Person’s business.

(d) Notwithstanding any other provision of this Agreement, during the Restricted Period, either Genworth Financial or Genworth Mortgage Insurance Canada (the “Acquiring Party”) shall be permitted to enter into a transaction or a business combination with any Person or Persons, including a transaction by way of a purchase or sale of shares, an acquisition or disposition of assets, the formation or dissolution of a partnership or joint venture, a merger, amalgamation or any other form of transaction (collectively, a “Transaction”) as a result of which such Acquiring Party or any successor thereof would, directly or indirectly, acquire a business which directly or indirectly competes with a Business Line of the other party (a “Competitive Business”), provided that:

(i)	the assets and revenues of the Competitive Business comprise less than fifteen percent (15%) of the assets and less than fifteen percent (15%) of the revenues, respectively, of the aggregate assets and revenues of the business being acquired, based upon the financial statements for such business’s most recently completed fiscal year for which financial statements were prepared; and

(ii)	the other party hereto (the “Non-Acquiring Party”) is first given the right (the “ROFR”) to acquire the Competitive Business on the terms set forth in Schedule B hereto.

(e) If the Non-Acquiring Party fails to exercise its ROFR or to complete its Transaction within the time periods specified in Schedule B hereto, the Acquiring Party shall be permitted to complete its Transaction and thereby to acquire and conduct the Competitive Business; provided that the Acquiring Party holds the Competitive Business separate, including by:

(i)	divesting or causing the Competitive Business to be divested as soon as is practicable and in any event within two (2) years following the closing of the Transaction;

(ii)	not using, directly or indirectly, the brand(s) of the Non-Acquiring Party in connection with the Competitive Business (other than through the use of a corporate name as expressly contemplated by the Transitional Trade-Mark License);

(iii)	if applicable, taking all appropriate steps to ensure that none of the directors of the Non-Acquiring Party who are nominated by the Acquiring Party serve on the board of the Competitive Business and to ensure that such directors are not in any way involved in the management or operation of the Competitive Business; and

(iv)	not using, directly or indirectly, any information relating to the Non-Acquiring Party, other than information that is publicly available, for the benefit, or in connection with the operation or management of, the Competitive Business.

(f) If any party hereto is acquired during the Restricted Period, it will continue to be subject to the non-competition restrictions described above. However, the purchaser of such party will not be prohibited from carrying on a Competitive Business, provided that during the Restricted Period it does not do so through such party and that such party’s brand, personnel, confidential information and Restricted Intellectual Property (as defined in the Cross License) are not utilized by such purchaser in the conduct of the Competitive Business during the Restricted Period.

SECTION 2.02 Non-Solicitation.

(a) Without the prior written consent of Genworth Financial, Genworth Mortgage Insurance Canada shall not, at any time during the Restricted Period, directly or indirectly, either for itself or another Person, solicit to hire, employ, retain or contract for service, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual who to its knowledge is then employed by Genworth Financial at the level of salary band 1 or 2, including any such individual seconded by Genworth Financial to Genworth Mortgage Insurance Canada, or encourage any such individual to terminate his or her employment with Genworth Financial, other than in publications of a general nature and not specifically directed at any employee or employees of Genworth Financial, unless (A) Genworth Financial has terminated the employment of such individual or (B) at least six months have elapsed since such individual has voluntarily terminated his or her employment with Genworth Financial.

(b) Without the prior written consent of Genworth Mortgage Insurance Canada, Genworth Financial shall not, at any time during the Restricted Period, directly or indirectly, either for itself or another Person, solicit to hire, employ, retain or contract for service, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual who to its knowledge is then an executive officer of Genworth Mortgage Insurance Canada, including any such individual seconded by Genworth Mortgage Insurance Canada to Genworth Financial, or encourage any such individual to terminate his or her employment with Genworth Mortgage Insurance Canada, other than in publications of a general nature and not specifically directed at any employee or employees of Genworth Mortgage Insurance Canada, unless (A) Genworth Mortgage Insurance Canada has terminated the employment of such individual or (B) at least six months have elapsed since such individual has voluntarily terminated his or her employment with Genworth Mortgage Insurance Canada.

SECTION 2.03 Employee Matters. The parties hereby agree to the terms set forth in Schedule A hereto in respect of employee matters. For greater certainty, each party will bear its own costs in connection with such obligations and will, at all times, comply with Applicable Law in the discharge thereof.

SECTION 2.04 Reasonableness of Covenants. Each party acknowledges and agrees that:

(a) the covenants set forth in this Article II are reasonable in the circumstances and are necessary to protect the other party and its respective Affiliates and the value to them of their respective businesses; and

(b) the breach by it of any of the provisions of this Article II would cause serious and irreparable harm to the other party which could not be adequately compensated for in damages.

Each party therefore consents to an order specifically enforcing the provisions of this Article II, or an injunction being issued against it restraining it from any further breach of such provisions. Notwithstanding Section 7.01 of this Agreement, any party may apply to the courts of either the State of New York or the Province of Ontario to enforce the requirements of Section 2.01 or 2.02, above, and any Dispute in respect of such provisions shall constitute a Non-arbitral Dispute. The provisions of this Section 2.04 shall not derogate from any other remedy that a party may have in the event of such a breach.

ARTICLE III

EXPENSES

SECTION 3.01 Expenses of the Initial Public Offering. Brookfield shall pay all reasonable costs (excluding Genworth Canada’s proportionate share of the underwriters’ commissions) associated with the Offering.

ARTICLE IV

CLOSING

SECTION 4.01 Time and Place of Closing. Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at the Closing to be held at the Toronto offices of Blake, Cassels & Graydon LLP, on the Closing Date, or at such other place or at such other time or on such other date as Genworth Financial and Genworth Mortgage Insurance Canada may mutually agree upon in writing.

SECTION 4.02 Closing Transactions. At the Closing, the appropriate parties hereto shall enter into, and, as necessary, shall cause their respective Affiliates to enter into, the IPO Agreements.

ARTICLE V

CONFIDENTIALITY

SECTION 5.01 Confidential Information.

(a) From and after the Closing, subject to Section 5.01(c) and except as contemplated by this Agreement or any other IPO Agreement, Genworth Financial shall not, and shall cause its respective officers, directors, employees, and other agents and representatives, including legal and financial advisors, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, (i) directly or indirectly disclose, reveal, divulge or communicate to any Person other than

Representatives of such party who reasonably need to know such information for the purpose (in this paragraph 5.01(a) only, the “Purpose”) of providing services to Genworth Mortgage Insurance Canada or otherwise discharging Genworth Financial’s obligations or exercising its rights under the IPO Agreements, or (ii) use or otherwise exploit for its own benefit or for the benefit of any third party or for any purpose other than the Purpose, any Genworth Mortgage Insurance Canada Confidential Information. Genworth Financial shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Genworth Mortgage Insurance Canada Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 5.01, any information, material or documents relating to Genworth Mortgage Insurance Canada’s business as it is currently or formerly conducted, or proposed to be conducted, by Genworth Mortgage Insurance Canada furnished to or in possession of Genworth Financial, including without limitation Personal Information, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Genworth Financial or its Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Genworth Mortgage Insurance Canada Confidential Information.” “Genworth Mortgage Insurance Canada Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (x) is or becomes generally available to the public, other than as a result of a disclosure by Genworth Financial not otherwise permissible hereunder, (y) Genworth Financial can demonstrate was or became available to Genworth Financial from a source other than Genworth Mortgage Insurance Canada or (z) is developed independently by Genworth Financial without reference to the Genworth Mortgage Insurance Canada Confidential Information; provided, however, that, in the case of clause (y), the source of such information was not known by Genworth Financial to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Genworth Mortgage Insurance Canada with respect to such information.

(b) From and after the Closing, subject to Section 5.01(c) and except as contemplated by this Agreement or any other IPO Agreement, Genworth Mortgage Insurance Canada shall not, and shall cause its Representatives, not to, (i) directly or indirectly disclose, reveal, divulge or communicate to any Person other than Representatives of such party who reasonably need to know such information for the purpose (in this paragraph 5.01(b) only, the “Purpose”) of providing services to Genworth Financial or otherwise discharging Genworth Mortgage Insurance Canada’s obligations or exercising its rights under the IPO Agreements, or (ii) use or otherwise exploit for its own benefit or for the benefit of any third party or for any purpose other than the Purpose, any Genworth Financial Confidential Information. Genworth Mortgage Insurance Canada shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Genworth Financial Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 5.01, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Genworth Financial (for greater certainty, not including Genworth Canada and its Affiliates) furnished to or in possession of Genworth Mortgage Insurance Canada, including without limitation Personal Information, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Genworth Mortgage Insurance Canada or its Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Genworth Financial Confidential Information.” “Genworth Financial Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (x) is or becomes generally available to the public, other than as a result of a disclosure by Genworth Mortgage Insurance Canada not otherwise permissible hereunder, (y) Genworth Mortgage Insurance Canada can demonstrate was or became available to Genworth Mortgage Insurance Canada from a source other than Genworth Financial or (z) is developed independently by Genworth Mortgage Insurance Canada without reference to the Genworth Financial Confidential Information; provided, however, that, in the case of clause (y), the source of such information was not known by Genworth Mortgage Insurance Canada to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Genworth Financial with respect to such information.

(c) If either Genworth Financial or Genworth Mortgage Insurance Canada is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to Applicable Law to disclose or provide any Genworth Mortgage Insurance Canada Confidential Information or Genworth Financial Confidential Information (other than with respect to any such information furnished pursuant to the financial reporting provisions of the Shareholder Agreement, which each party shall be permitted to disclose in its public filings as required by any Governmental Authority or pursuant to Applicable Law and in accordance with past practice), as applicable, the Person receiving such request or demand shall use all reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Genworth Mortgage Insurance Canada Confidential Information or Genworth Financial Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d) In the event that any disclosure of information is made in contravention of this Article V, the party that has made or permitted to be made such contravening disclosure shall immediately notify the other party thereof.

ARTICLE VI

RELEASE; INDEMNIFICATION

SECTION 6.01 Release of Pre-Closing Claims.

(a) Except as provided in Section 6.01(d), below, effective as of the time of Closing, GFMICC does hereby, for itself and as agent for each of its Affiliates, remise, release and forever discharge Genworth Financial and each of its directors, officers and employees, and their heirs, executors, successors and assigns, directly or indirectly from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the time of Closing, including in respect of the transactions and all other activities to implement any of the Initial Public Offering or the transactions contemplated by this Agreement or any of the IPO Agreements.

(b) Except as provided in Section 6.01(d), below, effective as of the time of Closing, Genworth Financial does hereby, for itself and as agent for each of its Affiliates, remise, release and forever discharge Genworth Mortgage Insurance Canada and each of their respective directors, officers and employees, and their heirs, executors, successors and assigns, directly or indirectly from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the time of Closing, including in respect of the transactions and all other activities to implement any of the Offering or the transactions contemplated in this Agreement or any of the IPO Agreements.

(c) GFMICC, for itself and as agent for each of its Affiliates, and Genworth Financial, for itself and as agent for each of its Affiliates, do hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed. Genworth Mortgage Insurance Canada and Genworth Financial may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but each shall be deemed to have, finally and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

(d) Nothing contained in any of Sections 6.01(a), 6.01(b) or 6.01(c) shall impair any right of any Person to enforce this Agreement (including the provisions of Sections 6.01(a), 6.01(b), 6.01(c), 6.02, 6.03 and 6.04 hereof), any other IPO Agreement, any other agreement in force and effect between Genworth Mortgage Insurance Canada and Genworth Financial, or any debt owing by either of Genworth Financial or Genworth Mortgage Insurance Canada to the other, from and after the Closing, in each case in accordance with its terms.

(e) GFMICC agrees, for itself and as agent for each of its Affiliates, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Genworth Financial, or any other Person released pursuant to Section 6.0.1(a), with respect to any Liabilities released pursuant to Section 6.0.1(a). Genworth Financial agrees, for itself and as agent for each of its Affiliates, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Genworth Mortgage Insurance Canada or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(f) At any time, at the request of the other party, each party shall cause each of its respective Affiliates and other released persons to execute and deliver releases reflecting the provisions hereof and such other documents as are necessary to effect the purposes hereof.

SECTION 6.02 General Indemnification by Genworth Canada. Except as provided in Section 6.05, Genworth Canada shall indemnify, defend and hold harmless on an After-Tax Basis Genworth Financial and its directors, officers and employees, and their heirs, executors, successors and assigns (collectively, the “Genworth Financial Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from or otherwise related to any of the following items (without duplication):

(a) any failure by Genworth Mortgage Insurance Canada or any other Person to pay, perform or otherwise properly discharge any of Genworth Mortgage Insurance Canada’s liabilities, whether prior to or after the Closing Date;

(b) Genworth Mortgage Insurance Canada’s current or future businesses and, in respect of third party claims, Genworth Mortgage Insurance Canada’s businesses irrespective of when the facts giving rise to such claims arose;

(c) any breach by Genworth Mortgage Insurance Canada of this Agreement or any other IPO Agreement; and

(d) all information contained in the prospectus and any other materials distributed in connection with the Offering or the transactions contemplated in the IPO Agreements, and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case other than with respect to statements or omissions relating exclusively to (i) Genworth Financial, and (ii) Genworth Financial’s businesses, which (i) and (ii) are collectively referred to as the “Genworth Financial Disclosure Portions”.

SECTION 6.03 General Indemnification by GFMICC. Except as provided in Section 6.05, GFMICC shall indemnify, defend and hold harmless on an After-Tax Basis the Genworth Financial Indemnified Parties from and against any and all Liabilities arising out of, resulting from or otherwise related to any of the following items (without duplication):

(a) any failure by GFMICC or any other Person to pay, perform or otherwise properly discharge any of GFMICC’s liabilities, whether prior to or after the Closing Date;

(b) GFMICC’s current or future businesses and, in respect of third party claims, GFMICC’s businesses irrespective of when the facts giving rise to such claims arose; and

(c) any breach by GFMICC of this Agreement or any other IPO Agreement.

SECTION 6.04 General Indemnification by Genworth Financial. Except as provided in Section 6.05, Genworth Financial shall indemnify, defend and hold harmless on an After-Tax Basis Genworth Mortgage Insurance Canada and each of its directors, officers and employees, and their heirs, executors, successors and assigns (collectively, the “Genworth Mortgage Insurance Canada Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from or otherwise related to any of the following items (without duplication):

(a) any failure by Genworth Financial or any other Person to pay, perform or otherwise properly discharge any of Genworth Financial’s liabilities, whether prior to or after the Closing Date;

(b) Genworth Financial’s current or future businesses and, in respect of third party claims, Genworth Financial’s businesses irrespective of when the facts giving rise to such claims arose;

(c) any breach by Genworth Financial of this Agreement or any other IPO Agreement; and

(d) all information contained in the Genworth Financial Disclosure Portions, and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 6.05 Contribution.

(a) If the indemnification provided for in this Article VI is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an indemnified party under Section 6.02(d) or Section 6.04(d) hereof in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.05 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (a) above. The amount paid or payable by an indemnified party as a result of the Liabilities referred to in paragraph (a), above, shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any Action. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 6.06 Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “After-Tax Basis” as used in this Article VI means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the indemnified party as the result of sustaining or paying such Liabilities, and the amount of such indemnification payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or other Tax liabilities incurred by the indemnified party as a result of its receipt of, or right to receive, such indemnification payment (as so increased), so that the indemnified party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an indemnified party has in its assets.

SECTION 6.07 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a party or one of its Affiliates of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.02, 6.03 or 6.04, or any other Section of this Agreement or any other IPO Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof within 10 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail.

Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.07(a) shall not relieve the Indemnifying Party of its obligations under this Article VI or under the indemnification provisions of any other IPO Agreement, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 60 days after the receipt of notice from an Indemnified Party in accordance with Section 6.07(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. During such time, the Indemnified Party shall not take any action that could prejudice the Indemnifying Party’s ability to defend the Third Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party except as set forth in the next sentence. If the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.07(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.

SECTION 6.08 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI or under any other IPO Agreement shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article VI or under any other IPO Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement or any other IPO Agreement.

(b) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other IPO Agreements without prejudice to its continuing rights to pursue indemnification or contribution hereunder or thereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 6.09 Remedies Cumulative; Limitations of Liability. The rights provided in this Article VI shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither Genworth Financial nor Genworth Mortgage Insurance Canada shall be liable to the other for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) of the other in connection with this Agreement or the other IPO Agreements.

SECTION 6.10 Litigation and Settlement Cooperation. Prior to the Trigger Date, Genworth Financial will use its commercially reasonable efforts to include Genworth Mortgage Insurance Canada in the settlement of any Third Party Claim which jointly involves Genworth Financial and Genworth Mortgage Insurance Canada; provided, however, that Genworth Mortgage Insurance Canada shall be responsible for its share of any such settlement obligation and any incremental cost (as reasonably determined by Genworth Financial) to Genworth Financial of including Genworth Mortgage Insurance Canada in such settlement; provided, further, that Genworth Mortgage Insurance Canada shall be permitted in good faith to opt out of any settlement if Genworth Mortgage Insurance Canada agrees to be responsible for defending its share of such Third Party Claim. The parties agree to cooperate in the defense and settlement of any such Third Party Claim which primarily relates to matters, actions, events or occurrences taking place prior to the Trigger Date. In addition, both Genworth Mortgage Insurance Canada and Genworth Financial will use their commercially reasonable efforts to make the necessary filings to permit each party to defend its own interests in any such Third Party Claim as of the Trigger Date, or as soon as practicable thereafter.

SECTION 6.11 GFMICC Obligations Several. Notwithstanding any other provision of this Agreement or any other IPO Agreement:

(a) GFMICC shall be severally, but not jointly, liable in respect of any and all obligations and liabilities of GFMICC contained in this Agreement or any other IPO Agreement, irrespective of whether such obligations or liabilities are expressed as obligations or liabilities of GFMICC or of Genworth Mortgage Insurance Canada;

(b) GFMICC shall not be liable for the obligations or liabilities of any of its Affiliates, including Genworth Canada; and

(c) Genworth Canada shall be jointly and severally liable for all obligations of itself and its Affiliates, including GFMICC.

ARTICLE VII

DISPUTE RESOLUTION

SECTION 7.01 Dispute Resolution.

(a) Except as otherwise set forth in this Agreement or in any other IPO Agreement, any dispute, controversy or claim arising out of, or relating to this Agreement or the other IPO Agreements, including the validity, interpretation, performance, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the provisions of this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below or in any other IPO Agreement.

(b) To the extent that any Dispute is not subject to settlement in accordance with the procedures set forth in Section 7.03, below (a “Non-arbitral Dispute”), the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any court located within the State of New York or the Province of Ontario over any such Non-arbitral Dispute and each party hereby irrevocably agrees that all claims in respect of any such Non-arbitral Dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Non-arbitral Dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such Non-arbitral Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

SECTION 7.02 General Provisions.

(a) Commencing with a notice of arbitration delivered in accordance with the CPR Arbitration Rules (as defined below), all communications between the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(b) The parties expressly waive and forego any right to trial by jury.

(c) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(d) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending. The parties will take such action, if any, required to effectuate such tolling.

(e) Notwithstanding anything to the contrary contained in this Article VII, any Dispute relating to Genworth Financial’s rights as a shareholder of Genworth Mortgage Insurance Canada pursuant to Applicable Law, Genworth Mortgage Insurance Canada’s constating documents or the Shareholder Agreement, will not be governed by or subject to the procedures set forth in Section 7.03, below.

SECTION 7.03 Arbitration.

(a) Either party may submit any Dispute other than a Non-arbitral Dispute to be finally resolved by arbitration pursuant to the CPR Institute for Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration of International Disputes as then in effect (the “CPR Arbitration Rules”). The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b) The arbitral tribunal shall be composed of three arbitrators (one appointed by each party to the Dispute and the third chosen by the first two arbitrators, in accordance with the CPR Arbitration Rules). The arbitration shall be conducted in Toronto, Ontario, Canada.

Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the laws of the Province of Ontario, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement and the other IPO Agreements according to their respective terms.

(c) The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 7.03 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 7.03 may be entered and enforced in any court having jurisdiction thereof.

(d) Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute (other than a Non-arbitral Dispute), except (i) for enforcement as contemplated by Section 7.03(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e) In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding Section 7.03(d) above, each party acknowledges that in the event of any actual or threatened breach of the provisions of (i) Section 5.01, (ii) the Cross License and (iii) the Transitional Trade-Mark License, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction.

(f) The arbitral tribunal shall have the authority and discretion to award costs in connection with the resolution of any Dispute in accordance with this Article VII.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01 Representations and Warranties; Fiduciary Duties.

(a) Each of Genworth Financial and Genworth Mortgage Insurance Canada represents as follows:

(i)	each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other IPO Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)	this Agreement and each other IPO Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Notwithstanding any provision of this Agreement or any other IPO Agreement, none of Genworth Financial nor Genworth Mortgage Insurance Canada shall be required to take or omit to take any action, whether with respect to any matter covered by this Agreement, any other IPO Agreement or otherwise, that would violate its fiduciary duties to any minority shareholders or non-wholly owned Subsidiaries (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

SECTION 8.02 Further Assurances.

In addition to the actions specifically provided for elsewhere in this Agreement and the other IPO Agreements, each of the parties hereto will cooperate with each other and use commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under Applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other IPO Agreements.

Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Closing Date, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other IPO Agreements, in order to effectuate the provisions and purposes of this Agreement and the other IPO Agreements.

On or prior to the Closing Date, Genworth Financial and Genworth Mortgage Insurance Canada in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Genworth Financial, Genworth Mortgage Insurance Canada or any other Subsidiary of Genworth Financial or Genworth Mortgage Insurance Canada, as the case may be, to effectuate the transactions contemplated by this Agreement and the other IPO Agreements.

SECTION 8.03 Survival of Covenants. Except as expressly set forth in any IPO Agreement, the covenants and other agreements contained in this Agreement and each IPO Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Closing and shall remain in full force and effect.

SECTION 8.04 Governing Law. This Agreement and, unless expressly provided therein, each other IPO Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the Province of Ontario irrespective of choice of Laws principles.

SECTION 8.05 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such party shall have exhausted the procedures described in its disaster recovery, crisis management, and business continuity plan. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other party of the nature and extent of any such Force Majeure condition and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

SECTION 8.06 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):

if to Genworth Financial:

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Attention: General Counsel

Phone:   804.662.2574

Fax:       804.662.2414

if to GFMICC or Genworth Canada:

Genworth Financial Mortgage Insurance Company Canada

2060 Winston Park Drive

Suite 300

Oakville, ON L6H 5R7

Attention: General Counsel

Phone:   905.287.5484

Fax:       905.287.5472

if to Brookfield:

Brookfield Life Assurance Company Limited

c/o AON Insurance Managers (Bermuda) Ltd.

Craig Appin House

8 Wesley Street

Hamilton

HM JX

Bermuda

Attention: President

Phone:   441.295.2220

Fax:       441.292.0217

with a copy to

Brookfield Life Assurance Company Limited

c/o Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Attention: President:

Phone:   804.662.2560

Fax:       804.662.2414

SECTION 8.07 Taxes.

(a) Each party shall be responsible for any personal property taxes on property it owns or leases, for any and all taxes on its business, and for taxes based on its net income or gross receipts and any other similar taxes imposed by any Governmental Authority, together with any and all interest, fines and penalties (collectively, “Taxes”).

(b) Each amount paid or credited under this Agreement shall be net of any amount with respect to Taxes required to be withheld or remitted under Applicable Laws, including, for the avoidance of doubt, any amount required to be withheld under Part XIII or paragraph 153(1)(g) of the Income Tax Act (Canada) and Regulation 105 of the Income Tax Regulations (Canada).

(c) All the amounts that either party shall charge the other under the IPO Agreements shall be exclusive of any sales, use, excise, value-added, goods and services, consumption and any other similar taxes and duties imposed or deemed imposed by the laws of any Governmental Authority, together with any and all interest, fines and penalties (collectively, “Sales Taxes”) owed, which shall be borne by the payor.

(d) A payee shall promptly notify the applicable payor of, and coordinate with the payor the response to and settlement of, any claim for Sales Taxes asserted by applicable taxing authorities against the payee for which the payor is alleged to be financially responsible hereunder. Notwithstanding the above, the payor’s liability for such Sales Taxes is conditioned upon the payee providing the payor notification within ten (10) business days of receiving any proposed assessment of any additional Sales Taxes, interest or penalty due by the payee; provided that the payor shall be solely responsible for paying any Sales Taxes, interest and penalties assessed directly against the payor. Notwithstanding the foregoing, the failure of the payee to give notice as provided in this Section 8.07(d) shall not relieve the payor of its obligations under this Section 8.07(d), except to the extent that the payor is actually prejudiced by such failure to give notice.

(e) A payor shall promptly notify the applicable payee of, and coordinate with the payee the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities against the payor for which the payee is alleged to be financially responsible hereunder. Notwithstanding the above, the payee’s liability for such Taxes is conditioned upon the payor providing the payee notification within ten (10) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by the payor; provided that the payee shall be solely responsible for paying any Taxes, interest and penalties assessed directly against the payee. Notwithstanding the foregoing, the failure of the payor to give notice as provided in this Section 8.07(e) shall not relieve the payee of its obligations under this Section 8.07(e), except to the extent that the payee is actually prejudiced by such failure to give notice.

(f) Each payor shall be entitled to receive and to retain any refund of Sales Taxes paid to a payee pursuant to any IPO Agreement. In the event a payee shall be entitled to receive a refund of any Sales Taxes paid by a payor to the payee, the payee shall promptly pay, or cause the payment of, such refund to the payor.

(g) Each of the parties agrees that if reasonably requested by the other party, it will cooperate with such other party to enable the accurate determination of such other party’s tax liability and assist such other party in minimizing its tax liability to the extent legally permissible. Any invoices issued by a party shall separately state the amounts of any Taxes or Sales Taxes that such party is proposing to collect from the relevant payor, and shall separately allocate and identify fees and charges in respect of Services provided in Canada, if any.

(h) At the sole option of Brookfield, Brookfield and Genworth Canada shall jointly elect pursuant to subsection 85(1) of the Income Tax Act (Canada) (and any corresponding provision of applicable provincial tax law) in respect of either or both of the Pre-Closing Transfers. In any case where Brookfield determines that it wishes to effect such election, Brookfield shall prepare each applicable prescribed form, and shall deliver a copy thereof to Genworth Canada, and, upon receipt thereof, Genworth Canada shall promptly (and in any event within 30 days following such delivery) execute such form and return such executed form to Brookfield for filing with the applicable taxing authority; provided that, notwithstanding the foregoing, the “agreed amount” reflected in the subsection 85(1) election, if any, in respect of the transfer of Holdings I from Brookfield to Genworth Canada pursuant to the Pre-Closing Transfers shall not be less than $1,000,000,000. Provided Genworth Canada complies with the foregoing provisions, any late filing penalties payable as a result of any late filing of such an election shall be the sole responsibility of Brookfield. In the event Brookfield wishes at any time to amend any such election, Genworth Canada shall cooperate with Brookfield in seeking consent of any relevant taxing authority to such amendment. For greater certainty, no such amendment may reduce the “agreed amount” below $1,000,000,000.

(i) Brookfield shall indemnify Genworth Canada and hold Genworth Canada harmless from and against any tax that may be assessed against Genworth Canada under subsection 116(5) of the Income Tax Act (Canada) (and any corresponding provision of applicable provincial tax law), together with any related penalties or interest, where such tax, interest or penalties are assessed as a direct consequence of the acquisition by Genworth Canada of the shares of Holdings I and Holdings II from Brookfield pursuant to the Pre-Closing Transfers. If Genworth Canada is so assessed at any time, Genworth Canada shall promptly notify Brookfield in writing and shall take all reasonable steps that may be necessary to enable Brookfield to contest such assessment.

(j) No later than 30 days following the date on which the Pre-Closing Transfers are effected, Genworth Canada shall provide notice to the Minister of National Revenue of Canada pursuant to subsection 116(5.01) of the Income Tax Act (Canada) (and in the manner contemplated by subsection 116(5.02) of the Income Tax Act (Canada)) with respect to the acquisition by Genworth Canada of the shares of Holdings I and Holdings II from Brookfield pursuant to the Pre-Closing Transfers; provided that such notice shall be in such form as is acceptable to Brookfield, acting reasonably.

(k) For so long as Brookfield owns no less than one-third of the outstanding common shares of Genworth Canada, Genworth Canada shall continue to file all tax returns on a basis consistent with past practice unless (x) otherwise agreed to in writing by Brookfield, or (y) otherwise required by Applicable Law.

SECTION 8.08 Regulatory Approval and Compliance. Each of Genworth Financial and Genworth Mortgage Insurance Canada shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Genworth Financial and Genworth Mortgage Insurance Canada shall, subject to reimbursement of out-of-pocket expenses by the requesting party, cooperate and provide one another with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) required by the requesting party to ensure compliance with all Applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the other IPO Agreements.

SECTION 8.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SECTION 8.10 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

SECTION 8.11 Assignment; No Third-Party Beneficiaries.

(a) Except as expressly set forth below or in any other IPO Agreement, neither this Agreement nor any other IPO Agreement may be assigned by any party hereto or thereto without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, this Agreement and (subject to the express terms of the other IPO Agreements) the other IPO Agreements (other than the Shareholder Agreement, the Registration Rights Agreement or the Transitional Trade-Mark License) may be assigned by any party:

(i)	to a third party to the extent that, in the case of Genworth Mortgage Insurance Canada, substantially all of its business is transferred to such third party and, in the case of Genworth Financial, substantially all of any one or more of its businesses that are engaged in providing Services to or receiving Services from Genworth Mortgage Insurance Canada are transferred to such third party;

(ii)	to the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party;

provided that, in any such event, the assignee executes an agreement to be bound by all of the obligations of such transferor under this Agreement and the relevant IPO Agreement(s) (copies of which agreements shall be provided to the other party).

(b) Notwithstanding Section 8.11(a) or any other provision of this Agreement, in the event that Genworth Financial transfers one or more of its Affiliates to a third party, such Affiliate shall cease to be (and such third party transferee shall not be) bound by the restrictions set forth in Sections 2.01(a) and 2.02(b) hereof from and after the time of completion of the transfer; provided however, that Genworth Financial shall use all commercially reasonable efforts to ensure that: (i) such Affiliate returns or destroys any Genworth Mortgage Insurance Canada Confidential Information in its possession prior to such transfer, and (ii) no Genworth Mortgage Insurance Canada Confidential Information is disclosed to or used by such Affiliate or such third party transferee (following completion of the transfer) without the prior written consent of Genworth Mortgage Insurance Canada.

(c) Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.12 Amendment; Waiver. No provision of this Agreement, or of any other agreement, dated as of the date hereof, between Genworth Financial, Inc. and Brookfield, related solely to this Agreement, may be amended or modified except by a written instrument signed by all the parties hereto. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

SECTION 8.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENWORTH FINANCIAL, INC.

By:	/s/ Joseph J. Pehota
	Name:	Joseph J. Pehota
	Title:	Senior Vice President – Corporate Development

GENWORTH FINANCIAL MORTGAGE INSURANCE COMPANY CANADA

By:	/s/ Peter Vukanovich
	Name:	Peter Vukanovich
	Title:	President and Chief Operating Officer

GENWORTH MI CANADA INC.

By:	/s/ Peter Vukanovich
	Name:	Peter Vukanovich
	Title:	President and Chief Operating Officer

BROOKFIELD LIFE ASSURANCE COMPANY LIMITED

By:	/s/ Ward Bobitz
	Name:	Ward Bobitz
	Title:	President

SCHEDULE A

EMPLOYEE MATTERS

•

No employees (other than Brian Hurley) are being transferred from Genworth Financial to Genworth Mortgage Insurance Canada in connection with the Offering or the IPO Agreements. Each party will continue to bear all of its respective responsibilities and liabilities in respect of its own employees (including, for greater certainty, any such employees who are on a leave of absence at the time of Closing).

•

Each party will continue to own and operate its respective employee compensation and benefit plans from and after closing, subject to the provision of any Services as set forth in the Transition Services Agreement. Each party will continue to bear all of its respective responsibilities and liabilities in respect of its own employee compensation and benefit plans.

•

Genworth Mortgage Insurance Canada’s employees will cease to be eligible to participate in all Genworth Financial employee compensation and benefit programs from and after Closing, and Genworth Mortgage Insurance Canada will establish plans for its employees providing benefits to such employees that are, in the aggregate, no less favourable to such employees as those to which they were entitled under Genworth Financial’s plans as of the Closing Date. Notwithstanding the foregoing:

•

Genworth Mortgage Insurance Canada’s employees will be included in Genworth Financial’s 2009 Reach for Success (“RFS”) and Variable Incentive Compensation (“VIC”) programs and Genworth Mortgage Insurance Canada will allocate and pay any RFS and VIC bonuses to such employees at their discretion; and

•

Any stock options, restricted stock units or performance stock units (collectively, “Equity Awards”) held by Genworth Mortgage Insurance Canada employees under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), which are vested or unvested as of June 29, 2009, will be administered in accordance with the Plan and any applicable award agreements. Until such time as Genworth Financial ceases beneficially to own, directly or indirectly, at least 10% of Genworth Mortgage Insurance Canada’s issued and outstanding common shares, any such Equity Awards shall become subject to each Equity Award’s provisions dealing with an end of service due to the disposition of a business.

•	Genworth Mortgage Insurance Canada will continue to recognize all service credit and unused vacation entitlements of its employees.

•

Genworth Mortgage Insurance Canada will continue to provide benefits to its employees which are substantially similar in the aggregate to those in place as at the Trigger Date for one year following the Trigger Date.

•

Genworth Mortgage Insurance Canada will continue to coordinate with General Electric Company and its Affiliates (collectively, “GE”) regarding the service dates that are relevant to the determination of the benefits to which any or all of Genworth Mortgage Insurance Canada’s employees may be entitled under GE’s pension plan(s).

SCHEDULE B

ROFR TERMS

(i)	The Acquiring Party shall deliver written notice (a “Transaction Notice”) to the Non-Acquiring Party forthwith if the Acquiring Party or any of its Affiliates (or any combination thereof) proposes to enter into a Transaction. The Transaction Notice shall set out the material terms of the Transaction, including the date on which the Transaction is to close, the party from whom the Competitive Business is to be acquired (the “Vending Party”), the conditions precedent to completion of such Transaction and the price to be paid, directly or indirectly, by the Acquiring Party for, or the value ascribed by the Acquiring Party to, the Competitive Business, in each case determined by the Acquiring Party acting in good faith (the “Transaction Price”) and shall be accompanied by such legal, financial and all other information concerning the Competitive Business as is necessary for the Non-Acquiring Party to fully assess the Competitive Business and to make a fully informed decision concerning whether or not to acquire the Competitive Business (the “Business Information”); provided that the Non-Acquiring Party shall have executed and delivered to the Vending Party and the Acquiring Party a non-disclosure agreement in form and substance acceptable to the parties, acting reasonably.

(ii)	Upon receipt by the Non-Acquiring Party of the Transaction Notice, the accompanying Business Information and any other information reasonably requested by the Non-Acquiring Party concerning the Competitive Business, the Non-Acquiring Party shall have sixty (60) days to determine whether to acquire the Competitive Business.

(iii)

In the event that the Non-Acquiring Party wishes to exercise its right to acquire, directly or indirectly, the Competitive Business, it shall deliver written notice (an “Exercise Notice”) to the Acquiring Party on or before such sixtieth (60th) day, which notice shall state (i) the Non-Acquiring Party’s intention to acquire the Competitive Business, (ii) the party from whom the Non-Acquiring Party proposes to acquire the Competitive Business, (iii) the price at which the Non-Acquiring Party proposes to acquire the Competitive Business, and (iv) the other terms and conditions of such acquisition, which terms and conditions shall include the conditions precedent to the completion of the Transaction, including receipt of applicable regulatory approvals and other reasonable closing conditions in favour of the Non-Acquiring Party. If the Non-Acquiring Party fails to deliver an Exercise Notice to the Acquiring Party on or before such sixtieth (60th) day, the Non-Acquiring Party shall be deemed to have waived its right to acquire the Competitive Business and shall be deemed to have consented to the completion of Transaction on the terms and conditions specified in the Transaction Notice.

(iv)

In the event that the Non-Acquiring Party elects to acquire the Competitive Business directly from the Vending Party, the Non-Acquiring Party shall have ninety (90) days to negotiate in good faith the terms of a definitive agreement in respect of such acquisition with the Vending Party. In the event the Non-Acquiring Party elects to acquire the Competitive Business from the Acquiring Party, the Acquiring Party shall thereafter have ten (10) Business Days to determine whether or not to accept the offer of the Non-Acquiring Party contained in the Exercise Notice. If the Acquiring Party does not accept such offer on the terms proposed by the Non-Acquiring Party or fails to accept the offer within such ten (10) Business Day period, the Parties shall negotiate in good faith to settle the terms of a definitive agreement in respect of the acquisition by the Non-Acquiring Party, directly or indirectly, of the Competitive Business, provided that the Acquiring Party shall only be required to give such representations, warranties and indemnities in favour of the Non-Acquiring Party that the Vending Party gives in favour of the Acquiring Party in addition to those that a reasonable Person acquiring the Competitive Business, after undertaking a comprehensive due diligence investigation of the Competitive Business, would request from the Vending Party.

(v)	If the Non-Acquiring Party reaches a definitive agreement with respect to the acquisition of the Competitive Business, the closing of such acquisition shall occur concurrently with or immediately following the closing of the Transaction or at such later time as agreed to between the Non-Acquiring Party and the party or parties from whom it is making the acquisition.

(vi)	If the Non-Acquiring Party is unable to reach a definitive agreement with respect to the acquisition of the Competitive Business with either the Vending Party or the Acquiring Party, as applicable, within the applicable period specified in clause (iv) above, and

(A)	the price that the Non-Acquiring Party proposed to pay is equal to or greater than the Transaction Price, then the Transaction may only proceed if the Competitive Business is excluded from the Transaction or, solely at the option of the Non-Acquiring Party, is sold to the Non-Acquiring Party at a price not greater than the price that the Non-Acquiring Party proposed to pay for the Competitive Business; or

(B)	the price that the Non-Acquiring Party proposed to pay is less than the Transaction Price in relation to the Competitive Business and an independent valuator has determined that the price proposed to be paid by the Non-Acquiring Party for the Competitive Business is less than the fair market value of the Competitive Business as determined on the date of the Transaction Notice, then the Acquiring Party may proceed to complete the Transaction on the terms and conditions specified in the Transaction Notice.

For the purposes of subclause (vi)(B), if the price that the Non-Acquiring Party proposed to pay is less than the Transaction Price, the Parties shall jointly select a qualified valuator who is independent of each of the Acquiring Party, the Non-Acquiring Party and the Vending Party as soon as practicable following the earlier of (i) the date that the Non-Acquiring Party notifies the Acquiring Party in writing that it is unable to reach a definitive agreement with either the Vending Party or the Acquiring Party, as applicable, and (ii) the expiry of the applicable period specified in clause (iv) above. The Acquiring Party shall provide or cause to be provided to the valuator as expeditiously as possible, all information reasonably required by the valuator to determine the fair market value of the Competitive Business as determined on the date of the Transaction Notice within twenty

(20) days of its appointment. The costs and expenses of the valuator in preparing the valuation shall be borne 50% by the Non-Acquiring Party and 50% by the Acquiring Party, provided that if the valuator concludes that the price proposed to be paid by the Non-Acquiring Party is equal to or greater than the fair market value of the Competitive Business as determined on the date of the Transaction Notice, then all such costs and expenses shall be borne by the Acquiring Party.

(vii)	Should any Transaction not be completed within one-hundred and twenty (120) days of the Transaction Notice for any reason or should the terms of the Transaction change from those specified in the Transaction Notice, the Acquiring Party shall be required to again comply with the provisions of this Schedule B should the Acquiring Party wish to proceed with the Transaction or an amended Transaction.